EXHIBIT B

BOURBON BROTHERS HOLDING COMPANY, LLC
(A Development Stage Company)

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

PERIOD FROM INCEPTION (MAY 13, 2013)
THROUGH JUNE 30, 2013

TABLE OF CONTENTS

Page
Unaudited Interim Consolidated Financial Statements:
Balance sheet	B-2
Statement of operations	B-3
Statement of changes in members’ equity	B-4
Statement of cash flows	B-5
Notes to financial statements	B-6 - B-13

BOURBON BROTHERS HOLDING COMPANY, LLC
(A Development Stage Company)
  CONSOLIDATED BALANCE SHEET
 (Unaudited)

June 30,
2013
Assets
Current assets:
Cash	$182,802
Total assets (all current)	$182,802

Liabilities and members' equity
Current liabilities:
Accounts payable	$318
Related party payable	50,000
Total liabilities (all current)	50,318

Commitments and contingencies

Members' equity
Class A voting, 10,000,000 units issued; Class B non-voting, 1,140,002 units issued	291,874
Deficit accumulated during the development stage	(159,390)
Total members' equity	132,484
Total liabilities and members' equity	$182,802

See notes to accompanying unaudited interim consolidated financial statements.

BOURBON BROTHERS HOLDING COMPANY, LLC
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

Period from
Inception
(May 13, 2013)
Through
June 30,
2013
Operating expenses:
General and administrative	$57,166
Selling and marketing	2,224
Related party expenses	100,000
Total operating expenses	159,390

Net loss	$(159,390)

See notes to accompanying unaudited interim consolidated financial statements.

BOURBON BROTHERS HOLDING COMPANY, LLC
(A Development Stage Company)
 CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY
PERIOD FROM INCEPTION (MAY 13, 2013) THROUGH JUNE 30, 2013
(Unaudited)

			Deficit
			accumulated
			during the
			development
	Class A	Class B	stage	Total
Issuance of units to founders for cash at inception on May 13, 2013	$5,000	$-	$-	$5,000
Issuance of units for cash between May and June 2013	-	175,000	-	175,000
Units issued for services to related party	-	100,000	-	100,000
Exercise of equity options	-	20		20
Equity-based compensation		11,854		11,854
Net loss	-	-	(159,390)	(159,390)
Balances, June 30, 2013	$5,000	$286,874	$(159,390)	$132,484

See notes to accompanying unaudited interim consolidated financial statements.

BOURBON BROTHERS HOLDING COMPANY, LLC
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

Period from
Inception
(May 13, 2013)
Through
June 30,
2013
Cash flows from operating activities
Net loss	$(159,390)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Equity-based compensation	11,854
Equity units issued for services to related party	100,000
Changes in operating assets and liabilities:
Accounts payable	318
Related party payable	50,000
Net cash provided by operating activities	2,782
Cash flows from financing activities
Proceeds from issuance of Class A member units to founders for cash	5,000
Proceeds from issuance of Class B member units for cash	175,000
Proceeds from exercise of equity options	20
Net cash provided by financing activities	180,020
Net increase in cash	182,802
Cash, beginning	-
Cash, ending	$182,802

See notes to accompanying unaudited interim consolidated financial statements.

BOURBON BROTHERS HOLDING COMPANY, LLC
(A Development Stage Company)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (MAY 13, 2013) THROUGH JUNE 30, 2013

NOTE 1 – ORGANIZATION, BASIS OF PRESENTATION AND MANAGEMENT PLANS

Organization

Bourbon Brothers Holding Company, LLC (“BBHC”) is a Colorado, limited liability company (“LLC”) formed on May 13, 2013, for the purpose of developing and managing all aspects and operating units related to a recently developed “Bourbon Brothers” brand. BBHC is a successor company to Bourbon Brothers Holding Corporation (“BBHCorp”), which was formed on March 25, 2013. BBHCorp had no operations prior to its restructuring as BBHC on May 13, 2013.  BBHC intends to provide its service offerings through subsidiaries that have recently been formed, or are to be formed, and which are discussed below. As an LLC, profits and losses are allocated to each member in accordance with the operating agreement. Each member’s liability is limited to its respective capital contributions, except as otherwise required by law.

The following 100%-owned subsidiaries of BBHC, (collectively referred to as the “Company”) were formed as Colorado LLCs in April 2013, and all have a December 31 fiscal year end:

Bourbon Brothers Holding Company, LLC (“BBHC”) - The umbrella management company for all business units to encompass the executive management of all aspects of the brand.  All components of the brand were licensed from Bourbon Brothers, LLC (“BBLLC”), a separately owned entity from whom the licenses were contracted, with the exception of the architectural intellectual property of the restaurant concept.

Bourbon Brothers Restaurant Group, LLC (“BBRG”) – Owns the corporate owned stores to encompass several Bourbon Brothers brands.

BBRG owns Bourbon Brothers Southern Kitchen Colorado Springs, LLC (“BBCS” f/k/a Bourbon Brothers Smokehouse and Tavern Colorado Springs, LLC). BBCS has signed a ten-year renewable lease for the restaurant location and building at a combined monthly rental rate of approximately $32,000 per month with BBLLC, whose founders are also the same founders of BBHC.  This first location will set the standard for the brand and will establish a premium location in the setting of a southern, farm-house estate accompanied by a traditional distillery.

BBRG also owns Bourbon Brothers Seafood and Chophouse Colorado Springs, LLC (“BBSFCH”).  BBSFCH is in negotiations to have a 50-year ground lease from a related party, 13121 Bass Pro Drive Investors, LLC, at a monthly rental rate of approximately $15,000 per month.  BBSFCH is anticipated to fund the construction of its own building as the restaurant is not anticipated to have rental payments outside of the ground lease.

Bourbon Brothers Franchise, LLC (“BBF”) - Serves as the franchisor for Bourbon Brothers to include franchise opportunities for Bourbon Brothers Southern Kitchen restaurants, Bourbon Brothers Seafood and Chophouse restaurants and Bourbon Brothers Pie Kitchens.  The suite of management and services that may be made available to franchisee investors include: real estate, restaurant management, and franchise royalties and services.

Bourbon Brothers HQ and Pie Kitchen, LLC (“BBHQ”) – This entity is anticipated to be the headquarters for BBHC and its subsidiaries.  This entity will also serve as the first location for a Bourbon Brothers Pie Kitchen to serve homemade ice cream, pies and other desserts.  The location for this entity will be part of the Bourbon Brothers campus, situated between BBCS and BBSFCH.  BBHQ is anticipated to have a 50-year ground lease from a related party, Bourbon Brothers #14, LLC (“BB14”), at a monthly rental rate of approximately $10,000 per month.  BBHQ is anticipated to fund the construction of its own building as it is not anticipated to have rental payments outside of the ground lease.

BOURBON BROTHERS HOLDING COMPANY, LLC
(A Development Stage Company)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (MAY 13, 2013) THROUGH JUNE 30, 2013

NOTE 1 – ORGANIZATION, BASIS OF PRESENTATION AND MANAGEMENT PLANS (CONTINUED)

Bourbon Brothers Brand, LLC (“BBB”) - Manages all aspects of the Bourbon Brothers brand and anticipates establishing licensing and royalty agreements with producers of bourbon, spices, cigars and other products that fit our core brand.  It is not anticipated that BBB will directly develop these products, but rather that it will establish joint ventures to leverage the brand in partnership with premium providers of the complementary products. BBB may establish marketing, e-commerce, catalog sales and distribution capabilities to provide for sale of the products through our stores and channels.

All components of the brand have been licensed from BBLLC, a related party entity, with the exception of architectural intellectual property (Note 3). The founding members of BBLLC are also the founding members of BBHC and were issued an aggregate of 10,000,000 Class A Voting Units in BBHC per their pro-rata ownership in BBLLC (Note 5).

Basis of Presentation

Since inception through June 30, 2013, the Company has devoted all of its efforts to establishing its business. As a result, the Company is considered to be a development stage enterprise.

The interim consolidated financial statements have been prepared by management without audit. Pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”), certain information and footnote disclosures normally included in financial statements prepared in accordance with US generally accepted accounting principles (US GAAP) have been condensed or omitted pursuant to such rules and regulations.

In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position as of June 30, 2013, and the results of operations, cash flows, and changes in members’ equity for the period from inception (May 13, 2013) through June 30, 2013, have been made. The results of operations for the period from inception through June 30, 2013, are not necessarily indicative of the operating results for the full year.

Management Plans

The Company reported a net loss of approximately $159,400 for the period from inception (May 13, 2013) through June 30, 2013, and has working capital of approximately $132,500 as of June 30, 2013, respectively.  The Company has a limited operating history, and the Company cannot provide any assurance it will be able to raise funds through a future issuance of debt or equity to carry out its business plan.

In May 2013, the Company initiated a $2 million offering of Class B non-voting member units to accredited investors at $0.25 per unit of which $175,000 was raised through June 30, 2013.  The Company anticipates opening its first restaurant location in Colorado Springs, Colorado, in December 2013. The first location is expected to set the standard for the brand, to be emulated by each of the extension subsidiaries.

Robert B. Mudd is the interim Chief Executive Officer and interim Chief Financial Officer of Smokin Concepts Development Corporation (“SCDC”) and is also the sole Manager of BBHC and its subsidiaries.

In addition, the Company has entered into a non-binding letter of intent with SCDC which outlines terms for a proposed merger with the Company (Note 6).

BOURBON BROTHERS HOLDING COMPANY, LLC
(A Development Stage Company)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (MAY 13, 2013) THROUGH JUNE 30, 2013

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  All material intercompany accounts and transactions are eliminated in consolidation.

Accounting guidance provides a framework for determining whether an entity should be considered a variable interest entity (VIE), and if so, whether the Company’s involvement with the entity results in a variable interest in the entity. If the Company determines that it does have a variable interest in the entity, it must perform an analysis to determine whether it represents the primary beneficiary of the VIE. If the Company determines it is the primary beneficiary of the VIE, it is required to consolidate the assets, liabilities and results of operations and cash flows of the VIE into the consolidated financial statements of the Company.

A company is the primary beneficiary of a VIE if it has a controlling financial interest in the VIE. A company is deemed to have a controlling financial interest in a VIE if it has both (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb the losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

The Company has concluded that there are no VIE’s subject to consolidation at June 30, 2013. While the Company believes its evaluation is appropriate, future changes in estimates, judgments and assumptions in the case of an evaluation triggered by a reconsideration event as defined in the accounting standard may affect the determination of primary beneficiary status and the resulting consolidation, or deconsolidation, of the assets, liabilities and results of operations of a VIE on the Company’s consolidated financial statements.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues, costs and expenses during the reporting period. Actual results could differ from the estimates. Changes in estimates are recorded in the period of change.

Fair Value Measurements

The carrying values of cash and accounts payables approximate fair value due to their short maturities.  The carrying amount of payables to related parties are not practicable to estimate based on the related party nature of the underlying transactions.

Pre-opening Costs

Pre-opening costs, such as travel, employee payroll and related training costs are expensed as incurred and include direct and incremental costs incurred in connection with the opening of each restaurant. Pre-opening costs also may include non-cash rental costs under operating leases incurred during a construction period.

Property and Equipment

In conjunction with the Company’s planned restaurants, the Company intends to capitalize certain leasehold improvements, as well as equipment the Company may purchase. Management will review property and equipment, including leasehold improvements, for impairment when events or circumstances indicate these assets might be impaired. The Company's management will consider such factors as the Company's history of losses and the disruptions in the overall economy in preparing an analysis of its property, including leasehold improvements, to determine if events or circumstances have caused these assets to be impaired. Management will base this assessment

BOURBON BROTHERS HOLDING COMPANY, LLC
(A Development Stage Company)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (MAY 13, 2013) THROUGH JUNE 30, 2013

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment (Continued)

upon the carrying value versus the fair value of the asset and whether or not that difference is recoverable. Such assessment is to be performed on a restaurant-by-restaurant basis and is to include other relevant facts and circumstances including the physical condition of the asset. If management determines the carrying value of the restaurant assets exceeds the projected future undiscounted cash flows, an impairment charge will be recorded to reduce the carrying value of the restaurant assets to their fair value.

Leasehold improvements are to be stated at cost. Property and equipment costs directly associated with the acquisition, development and construction of a restaurant are to be capitalized. Expenditures for minor replacements, maintenance and repairs are to be expensed as incurred. Depreciation is to be calculated using the straight-line method over the estimated useful lives of the assets, and leasehold improvements are to be amortized over the shorter of the lease term or the estimated useful lives of the assets. Property and equipment are not depreciated/amortized until placed in service. Upon retirement or disposal of assets, the accounts will be relieved of cost and accumulated depreciation and the related gain or loss will be reflected in earnings.

Leases and Deferred Rent

The Company intends to lease some of its restaurant properties, and on May 29, 2013, the Company entered into an agreement to lease a restaurant in Colorado Springs, Colorado. The lease terms are to be effective when the Company takes possession of the restaurant property, which is under construction. Construction is anticipated to be complete in December 2013. For leases that contain rent escalation clauses, the Company will record the total rent payable during the lease term and recognize expense on a straight-line basis over the initial lease term, including the "build-out" or "rent-holiday" period where no rent payments are typically due under the terms of the lease. Any difference between minimum rent and straight-line rent will be recorded as deferred rent.

Advertising Expenses

Advertising costs are expensed as incurred. Total advertising expenses were approximately $2,225 for the period from inception (May 13, 2013) through June 30, 2013.

Equity-Based Compensation

The Company recognizes the cost of services received in exchange for an award of equity instruments in the financial statements, which is measured based on the grant date fair value of the award. Stock-based compensation expense is recognized over the period of service in exchange for the award (generally the vesting period). The Company estimates the fair value of each stock option at the grant date by using an option pricing model, typically the Black-Scholes model.

Income Taxes

The Company and its subsidiaries are limited liability companies (“LLC’s”). As an LLC, management believes that these companies are not subject to income taxes, and such taxes are the responsibility of the respective members.

The Company assesses the likelihood of the financial statement effect of a tax position that should be recognized when it is more likely than not that the position will be sustained upon examination by a taxing authority based on the technical merits of the tax position, circumstances, and information available as of the reporting date.  All tax years remain open and subject to U.S. Federal tax examination.  Management does not believe that there are any current tax positions that would result in an asset or liability for taxes being recognized in the accompanying financial statements.

BOURBON BROTHERS HOLDING COMPANY, LLC
(A Development Stage Company)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (MAY 13, 2013) THROUGH JUNE 30, 2013

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Standards

The Company reviews new accounting standards as issued.  Management has not identified any recently issued accounting standards that it believes will have a significant impact on the Company’s consolidated financial statements.

NOTE 3 – RELATED PARTY TRANSACTIONS

License agreement

The Company licenses the rights to the trademark “Bourbon Brothers” and certain intellectual property, as defined, from a related party, BBLLC, for the use in the Company’s business operations. BBLLC has granted an exclusive license to use and to sublicense the tradename and intellectual property for an initial ten year term. The agreement shall automatically renew for additional terms of ten-years each without any action required by either party. This license agreement does not require the payment of royalties or any other considerations.

Lease agreement

On May 29, 2013, BBCS entered into a 10-year lease with BBLLC for the real property in connection with the restaurant location in Colorado Springs located at 13021 Bass Pro Drive, Colorado Springs, Colorado 80921.  The lease commences upon taking possession of the premises, which is currently anticipated to occur in December 2013.  Initial monthly rent is approximately $32,000 per month for the first 60 months, and thereafter subject to adjustment every 60 months. The initial monthly rent may be increased if the construction cost of the restaurant exceeds $2,000,000.  Any increase on a yearly basis will equal 11% of the construction costs in excess of $2,000,000.

Other

BBLLC provided a short-term non-interest bearing working capital loan of $50,000 to BBHC on May 23, 2013, which was repaid in full in July 2013.

In connection with services provided to the Company, the Company issued 400,000 Class B non-voting member units valued at $100,000 ($0.25 per unit) during the period from inception (May 13, 2013) through June 30, 2013 to a related party, whose owners also hold Class A member units in the Company.

NOTE 4 – COMMITMENTS

Supplier agreement

BBCS has contracted with a supplier to design the kitchen and provide equipment for the restaurant in Colorado Springs, Colorado.  This contract is payable with 50% due at time of order and 50% due upon delivery. The Company has paid approximately $152,000 as of September 20, 2013.

NOTE 5 – EQUITY

Member Units

At the date of organization (May 13, 2013), the Company authorized the issuance of up to 10,000,000 units of Class A voting member units. The founding members of BBHC were issued an aggregate of 10,000,000 Class A voting member units in BBHC per their pro-rata ownership in BBLLC.  Other than the distinction between Class A voting and Class B non-voting member units, all member units shall have identical rights.

BOURBON BROTHERS HOLDING COMPANY, LLC
(A Development Stage Company)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (MAY 13, 2013) THROUGH JUNE 30, 2013

NOTE 5 – EQUITY (CONTINUED)

In connection with the Company’s 2013 private placement offering to raise $2,000,000 for 8,000,000 Class B non-voting member units at $0.25 per unit that began in May 2013,700,000 units were issued at $0.25 per unit for cash of $175,000 during the period from inception (May 31, 2013) through June 30, 2013.  Subsequent to June 30, 2013, the Company has 2,045,600 units for cash proceeds of $511,400.

Stock Option Plan

The Company has adopted the 2013 Equity Option Plan (the “Plan”). Under the Plan, the Company may grant Class B non-voting membership interest units to any employees, managers, consultants, vendors and strategic partners of the Company. A total of one million Class B Units may be issued under the Plan (which number is subject to adjustment as described in the Plan). The purpose of the Plan is to provide financial incentives for selected employees, managers, consultants, vendors and strategic partners of the Company, thereby promoting the long-term growth and financial success of the Company. The Company estimates the fair value of the share-based awards on the date of grant using the Black-Scholes option-pricing model.  Using the Black-Scholes model, the value of the award that is ultimately expected to vest is recognized over the requisite service period in the statement of operations.  Option forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  The Company attributes compensation to expense using the straight-line single option method for all options granted.

The Company’s determination of the estimated fair value of share-based payment awards on the date of grant is affected by the following variables and assumptions:
•
Estimated option term-since there is no historical experience with existing option holders, the Company utilizes the simplified method of determining the option term by dividing the sum of the contractual term and vesting term by two;

•	Estimated dividend rates-based on historical and anticipated dividends over the estimated life of the option;
•	Risk-free interest rates-with maturities that approximate the expected life of the options granted
•
Estimated stock price volatility-calculated over the expected life of the options granted, which is calculated based on the historical stock price volatility of publicly-traded companies that operate a similar industry to that of the Company.

The Company utilized assumptions in the estimation of the fair value of stock options granted for the period from inception to June 30, 2013 as follows: estimated option term of 2 to 5 years; estimated dividend rate of 0%; estimated risk-free interest rate of 1 to 2.5%; and estimated stock price volatility of 105%.

The following is a summary of stock option activity:

			Weighted
		Weighted	Average
	Units	Average	Remaining
	Under	Exercise	Contractual
	Option	Price	Life
Outstanding at Inception	-	$-	-
Granted	180,000	$0.0005	4.5
Exercised	(40,002)	$0.0005	5
Terminated	-	$-	-
Outstanding at June 30, 2013	139,998	$0.0005	4.5

A summary of the status of the Company’s non-vested stock options for the period ended June 30, 2013, is as follows:

BOURBON BROTHERS HOLDING COMPANY, LLC
(A Development Stage Company)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (MAY 13, 2013) THROUGH JUNE 30, 2013

NOTE 5 – EQUITY (CONTINUED)

Stock Option Plan (Continued)

		Weighted
	Number	average
	of	grant date
	Options	fair value
Non-vested options outstanding at Inception	-	$-
Granted	180,000	$0.25
Vested	(43,336)	$0.25
Forfeited	-	$-
Non-vested options outstanding at June 30, 2013	136,664	$0.25

In May 2013, the Company granted certain employees of the Company equity options to purchase an aggregate of 130,000 Class B non-voting member units.  These units were granted with a five-year term exercisable at approximately $0.0005 per unit with 43,336 units vesting immediately and the remaining units to vest over two, one year tranches.  The Company amended the term of these options in July 2013 in which all units vested immediately.  All of the 130,000 options were exercised by September 6, 2013.  Stock option expenses of approximately $21,600 were recorded for these options subsequent to June 30, 2013.

In June 2013, the Company retained an individual to construct and lead the Company’s advisory board. This individual was granted an aggregate of 50,000 Class B non-voting member units that will vest in June 2014. These units were granted with a three-year term exercisable at approximately $0.0005 per unit.  In order for the options to vest, this individual must remain as the Chairman of the BBHC Advisory board whose placement in that role is at the sole discretion of the manager of the Company.

In August 2013, the Company granted certain members of the management team equity options to purchase an aggregate of 800,000 Class B non-voting member units.  These units were granted with a three-year term exercisable at approximately $0.0005 per unit with 200,000 units vesting immediately and the remaining units to vest evenly over the next four years.  Of these options, 200,000 units were exercised by September 6, 2013.

NOTE 6 – SUBSEQUENT EVENTS

On August 1, 2013, the Company entered into a non-binding Letter of Intent (the “LOI”) with Smokin Concepts Development Corporation (“SCDC”).  Under the terms of the LOI, if the Company and SCDC are able to successfully negotiate a definitive agreement, SCDC will acquire the Company by having each member of the Company contribute his membership interest in the Company to SCDC in exchange for SCDC common stock (the “Transaction”).  The Company anticipates the definitive agreement, if successfully negotiated, would be executed in early November 2013.

The closing of the Transaction is subject to certain contingencies, including the negotiation of a definitive agreement for the Transaction, the absence of any material adverse change through the closing date in the businesses of the Company and SCDC, respectively, a successful tax free spinout of 49% of the membership interests of BBCS to the Company’s current members prior to the Transaction and approval of the Transaction by the disinterested shareholders of SCDC. Additionally, SCDC’s shareholders will be asked to approve amendments to the SCDC’s articles of incorporation to increase its authorized capital and to effect a name change if the Transaction occurs.

BOURBON BROTHERS HOLDING COMPANY, LLC
(A Development Stage Company)

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (MAY 13, 2013) THROUGH JUNE 30, 2013

NOTE 6 – SUBSEQUENT EVENTS (CONTINUED)

On August 1, 2013, the Company entered into an unsecured promissory note with SCDC for up to $200,000 with a maturity date of February 1, 2014. SCDC received a draw of $50,000 on August 14, 2013.  The note has a 5% interest rate which compounds monthly and is due on the maturity date of the note. The note includes terms in case of default in which the loan maybe converted to common stock of SCDC by the note holder at no less than $0.10 a share.  The note and any unpaid interest will be forgiven if, and on the date, the Company and SCDC are able to successfully negotiate a definitive agreement.

Other

The Company evaluated all other subsequent events through September 20, 2013, the date the financial statements were available to be issued.